Exhibit 99.1

Steve Madden Announces First Quarter 2016 Results

LONG ISLAND CITY, N.Y., April 22, 2016 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2016.

For the First Quarter 2016:

•	Net sales increased 1.7% to $329.4 million compared to $323.9 million in the same period of 2015.
•	Gross margin expanded 90 basis points to 35.3% as compared to 34.4% in the same period last year.
•	Operating expenses as a percentage of sales were 26.9% compared to 25.4% of sales in the same period of 2015.
•	Operating income totaled $29.9 million, or 9.1% of net sales, compared with operating income of $29.8 million, or 9.2% of net sales, in the same period of 2015. Operating income in the first quarter of 2015 included a $3.0 million net benefit related to early lease termination of the Company’s 5th Avenue store location. Operating income in the first quarter of 2015 also included a $3.0 million loss related to the partial impairment of the Company’s Wild Pair trademark. As the aforementioned items offset, operating income for the first quarter of 2015 excluding these items was $29.8 million.
•	Net income was $20.0 million, or $0.33 per diluted share, compared to $19.8 million, or $0.32 per diluted share, in the prior year’s first quarter. Net income for the first quarter of 2015 included the aforementioned items. As these items offset, net income excluding these items was $19.8 million, or $0.32 per diluted share.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We were pleased with our first quarter results, which were in line with our expectations. Our retail segment was again a standout, with a comparable store sales increase of 10.7% on top of an 11.6% increase in last year’s first quarter. Our wholesale footwear business also grew in the quarter, led by strong gains in our Steve Madden Women’s and Dolce Vita divisions. As expected, these increases were partially offset by a decline in our wholesale accessories segment. While we remain cautious with respect to our outlook for the year due to the uncertain retail environment, we are heartened by the strength of our current product assortments and the renewed momentum in our core business.”

First Quarter 2016 Segment Results

Net sales for the wholesale business were $275.8 million in the first quarter of 2016 compared to $276.2 million in the first quarter of 2015. Gross margin in the wholesale business increased to 31.2% compared to 30.8% in last year’s first quarter due to improvement in the wholesale footwear segment.

Retail net sales in the first quarter were $53.6 million compared to $47.7 million in the first quarter of the prior year. Same store sales increased 10.7% for the first quarter. Retail gross margin increased to 56.2% in the first quarter of 2016 compared to 54.8% in the first quarter of 2015 as a result of reduced promotional activity.

During the first quarter, the Company opened 1 full price store in Mexico and 1 outlet location in the United States. The Company ended the quarter with 171 company-operated retail locations, including 4 Internet stores.

The effective tax rate for the first quarter of 2016 was 32.0% compared to 34.3% in the first quarter of the prior year.

Balance Sheet and Cash Flow

During the first quarter of 2016, the Company repurchased 391,685 shares of the Company’s common stock for approximately $14.0 million.

As of March 31, 2016, cash, cash equivalents, and current and non-current marketable securities totaled $192.9 million.

Company Outlook

For fiscal year 2016, the Company continues to expect that net sales will increase 2% to 4% over net sales in 2015. Diluted EPS for fiscal year 2016 is expected to be in the range of $1.93 to $2.03.

Conference Call Information

Interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, Friday, April 22, 2016, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 (U.S.) and 1-858-384-5517 (international), passcode 6224588, and will be available until May 22, 2016.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Report®, Big Buddha®, Brian Atwood®, Cejon®, Blondo® and Mad Love®, Steve Madden is the licensee of various brands, including Superga® for footwear in North America. Steve Madden also designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. Steve Madden also operates 171 retail stores (including Steve Madden’s four Internet stores). Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, hosiery, jewelry, luggage and bedding and bath products. For local store information and the latest Steve Madden booties, pumps, men’s and women’s boots, dress shoes, sandals and more, visit http://www.stevemadden.com/

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

Unaudited

	Three Months Ended
	March 31, 2016	March 31, 2015

Net sales	$329,357	$323,945
Cost of sales	213,155	212,567
Gross profit	116,202	111,378
Commission and licensing fee income, net	2,171	3,918
Operating expenses	88,493	82,404
Impairment charge	—	3,045
Income from operations	29,880	29,847
Interest and other (expense) income, net	(176)	496
Income before provision for income taxes	29,704	30,343
Provision for income taxes	9,505	10,408
Net income	20,199	19,935
Net income attributable to noncontrolling interest	237	111
Net income attributable to Steven Madden, Ltd.	$19,962	$19,824

Basic income per share	$0.35	$0.33
Diluted income per share	$0.33	$0.32

Basic weighted average common shares outstanding	57,709	59,605
Diluted weighted average common shares outstanding	59,770	62,078

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of
	March 31, 2016	December 31, 2015	March 31, 2015
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$70,905	$72,414	$50,455
Marketable securities (current & non current)	121,994	120,889	118,244
Accounts receivables, net	217,136	198,384	215,082
Inventories	80,356	102,080	76,029
Other current assets	54,931	52,517	54,602
Property and equipment, net	72,727	72,010	69,262
Goodwill and intangibles, net	288,642	286,855	295,618
Other assets	8,809	9,236	12,564
Total assets	$915,500	$914,385	$891,856

Accounts payable	$86,831	$79,790	$99,314
Contingent payment liability (current & non current)	21,292	24,775	39,060
Other current liabilities	49,183	78,246	55,754
Other long term liabilities	54,528	52,911	37,037
Total Steven Madden, Ltd. stockholders’ equity	703,319	678,404	660,306
Noncontrolling interest	347	259	385
Total liabilities and stockholders’ equity	$915,500	$914,385	$891,856

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

Unaudited

	Three Months Ended
	March 31, 2016	March 31, 2015

Net cash provided by (used in) operating activities	$11,980	$(2,446)

Investing Activities
Purchases of property and equipment	(4,384)	(3,669)
Sales (purchases) of marketable securities, net	1,037	2,431
Acquisition, net of cash acquired	—	(9,129)
Net cash used in investing activities	(3,347)	(10,367)

Financing Activities
Common stock share repurchases for treasury	(14,034)	(52,777)
Payment of contingent liability	(3,483)	—
Proceeds from exercise of stock options	3,678	16,807
Tax benefit from the exercise of stock options	3,697	8,319
Advances from factor	—	9,469
Net cash used in financing activities	(10,142)	(18,182)

Net decrease in cash and cash equivalents	(1,509)	(30,995)

Cash and cash equivalents - beginning of period	72,414	81,450

Cash and cash equivalents - end of period	$70,905	$50,455

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com